Exhibit 10.2

September 21, 2018

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Attention: General Counsel

E-mail: gzweifach@21cf.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates

4 Times Square

New York, NY 10036

Attention: Howard L. Ellin, Esq.

Brandon Van Dyke, Esq.

E-mail: howard.ellin@skadden.com

brandon.vandyke@skadden.com

Re: Sky Acquisition Financing

1.    Reference is made to (i) that certain Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), among Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”), The Walt Disney Company, a Delaware corporation (“Parent”), TWDC Holdco 613 Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdco”), WDC Merger Enterprises I, Inc., a Delaware limited liability company and a wholly owned Subsidiary of Holdco (“Delta Sub”), and WDC Merger Enterprises II, Inc., a Delaware limited liability company and a wholly owned Subsidiary of Holdco (“Wax Sub”), and (ii) that certain letter, dated as of July 11, 2018 (the “July 11 Letter”), from Parent and acknowledged by the Company, relating to the incurrence of additional Indebtedness for the purpose of financing a Sky Acquisition. Capitalized terms used but not defined herein shall have the meaning given to such terms in Paragraph 12 or in the Merger Agreement.

2.    As the parties have discussed, the Company and Parent agree that the Company may incur additional Indebtedness for the purpose of financing a Sky Acquisition as set forth in the July 11 Letter and this letter (this “Letter”). Pursuant to Section 5.01(b)(iv) of the Merger Agreement, the Company and its Subsidiaries are prohibited from incurring Indebtedness without the prior written consent of Parent, subject to certain exceptions, and pursuant to the July 11 Letter, Parent consented to the incurrence under the Bridge Facility of up to an aggregate principal amount of £15,325,000,000 of Indebtedness for the purpose of financing a Sky Acquisition. Parent hereby consents under Section 5.01 of the Merger Agreement to the Company’s and 21st Century Fox America, Inc.’s incurrence under the Bridge Facility of an aggregate principal amount of Indebtedness as shall be necessary to finance the Sky Acquisition, and pay associated financing fees, at a per share amount approved in writing (which may include by way of electronic submission) by Mr. Kevin Mayer, Chairman of Direct-to-Consumer and

International, on behalf of Parent (the “Approved Per Share Price”), for the purpose of financing a Sky Acquisition (the “Sky Debt”), and such amount of Indebtedness shall, for purposes of Section 5.01(b)(iv)(G) of the Merger Agreement, be deemed to be the amount permitted in Section 5.01 of the Company Disclosure Letter in lieu of the amount actually set forth therein. As a condition to providing such consent, Parent and the Company hereby agree that the Company shall not modify or waive any of the terms or conditions of the currently pending offer by the Company to acquire the 61% interest in Sky not held by the Company without Parent’s prior written consent.

3.    In connection with the foregoing, Parent hereby agrees that, if the Merger Agreement is terminated in a circumstance in which Parent is obligated to pay the Parent Regulatory Termination Fee and, at the time of such termination, the Company has (x) completed the Sky Acquisition or (y) is obligated pursuant to the Takeover Code to complete the Sky Acquisition and ultimately does, (1) Parent will pay the Company the Reimbursement Fee as a partial reimbursement for the Sky Debt, in the case of clause (x), concurrently with the payment of the Parent Regulatory Termination Fee or, in the case of clause (y), on the day on which the Sky Acquisition is ultimately completed (as applicable, the “Cash Reimbursement Date”) and (2) as soon as reasonably practicable, and in no event later than the third business day, following the day on which the last to be satisfied or waived of each of the conditions set forth in Paragraph 10 (other than those conditions that by their nature are to be satisfied at the closing of such issuance (the “Reimbursement Shares Closing”), but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Letter, or at such other time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Reimbursement Shares Closing occurs, the “Reimbursement Shares Closing Date”), the Company will issue the Reimbursement Shares to Parent.

4.    The provisions of Section 5.06(a), (c) and (d) (Filings; Other Actions; Notification) of the Merger Agreement shall, to the extent not already set forth in this Letter, apply mutatis mutandis to this Letter, including, for the avoidance of doubt, the obligation of the Company and Parent to file as soon as reasonably practicable after the date of this Letter the notifications, filings and other information required to be filed under the HSR Act or any Foreign Competition Laws with respect to the issuance of the Reimbursement Shares. Notwithstanding anything to the contrary in this Paragraph 4 or any other provision of this Letter, if and to the extent necessary to obtain or avoid the requirement to obtain, no later than the Cash Reimbursement Date, the Reimbursement Shares Required Governmental Consents, the number of Reimbursement Shares to be issued at the Reimbursement Shares Closing shall be reduced, if necessary, such that they represent, in the aggregate, the maximum number of Class A Shares permitted to be issued without triggering the requirement to obtain any remaining Reimbursement Shares Required Governmental Consents. In such event, Parent and the Company shall use their respective reasonable best efforts to obtain any remaining Reimbursement Shares Required Governmental Consents for the issuance of any remaining Reimbursement Shares as promptly as practicable, and the obligations set forth in the first sentence of this Paragraph 4 shall continue until the completion of such issuance. Additionally, in such event, as soon as reasonably practicable, and in no event later than the third business day, following the earlier of (x) the receipt of any such remaining Reimbursement Shares Required Governmental Consents or (y) such time as the remaining Reimbursement Shares can be issued without triggering a requirement to obtain any remaining Reimbursement Shares Required Governmental Consents, or at such other time and/or on such other date as the Company and Parent may otherwise agree in writing, the Company will issue any such remaining Reimbursement Shares to Parent.

5.    For as long as Parent owns Reimbursement Shares representing more than 3.0% of the total number of Shares then issued and outstanding, Parent shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly, alone, in a Group or otherwise in concert with others:

a.

acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other Group or otherwise, Beneficial Ownership of any Company Securities (other than pursuant to a stock dividend, stock split, combination or similar recapitalization by or of the Company);

b.

propose or take substantial steps to effect (in either case, on behalf of itself or to or with a third party) any merger, business combination, restructuring, recapitalization or similar transaction involving the Company or any of its Subsidiaries, the Company Securities or the sale or other disposition outside the ordinary course of business of any material portion of the assets of the Company or any of its Subsidiaries;

c.	seek election to, seek to place a representative on, or seek the removal of any member of, the Board of Directors of the Company;

d.

engage in any “solicitation” (within the meaning of Rule 14a-1 under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors or any other matter) with respect to the Company or any Company Securities, or become a participant in any election contest;

e.	initiate, propose, or otherwise solicit stockholders for the approval of, any stockholder proposal with respect to the Company;

f.	form, join or in any way participate in or assist in the formation of a Group with respect to any Company Securities;

g.

deposit any Company Securities in a voting trust or subject any Company Securities to any arrangement or agreement with respect to the voting of such Company Securities, other than pursuant to Paragraph 9;

h.	otherwise act in a manner designed or having the deliberate effect of circumventing the restrictions otherwise imposed under this Letter;

i.

disclose or publicly announce any intention, plan or arrangement inconsistent with, or take an action that would require the Company to make a public announcement with respect to, any of the foregoing;

j.

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of (collectively, “Transfer”) Reimbursement Shares representing, in the aggregate, Beneficial Ownership of more than 2 percent or, in the case of a passive investor that has not filed a Schedule 13D and, to Parent’s knowledge, would not as a result of such transaction be required to file a Schedule 13D, 4.9 percent (or enter into an agreement or understanding with respect to the foregoing) of the total number of shares of the Common Stock then issued and outstanding to any other Person or Group; provided that Parent and its Affiliates may engage in hedging activities with respect to the Reimbursement Shares if and only if the applicable instruments are not settleable in Securities; provided further that a distribution of Reimbursement Shares in a bona fide, underwritten public offering shall not be subject to this Paragraph 5.j.; or

k.

donate, sell, assign, convey or otherwise transfer, by operation of law or otherwise (“Affiliate Transfer”), any Reimbursement Shares to any Affiliate of Parent unless, concurrent with such Affiliate Transfer, such transferee executes and delivers to the Company a joinder to this Letter, agreeing to be bound by all of the provisions of this Letter as if such transferee were bound as an original party hereto.

6.	Notwithstanding the restrictions contained in Paragraph 5:

a.

Parent and its Affiliates shall not be restricted from selling any Reimbursement Shares pursuant to a bona fide tender offer or exchange offer that has been recommended by the Company’s Board of Directors or that has been accepted by more than 50% of the outstanding Shares of the Company; nothing contained in Paragraph 5 shall preclude Parent or its Affiliates from making any requests to the Company to amend or waive any of the restrictions contained in Paragraph 5; provided that any such request shall be made in manner that is not reasonably likely to result in the Company being obligated to make a public announcement regarding such request;

b.

the Company acknowledges and agrees that nothing contained in Paragraph 5 will apply to nor be binding upon, nor limit, restrict or prohibit in any manner whatsoever any investments, conduct or activities of, any defined benefit plan, defined contribution plan or other comparable pension fund of, associated with, or operated for the benefit of any directors, officers, employees or other agents of, Parent or its Affiliates (each, a “Parent Pension Fund”); provided that Parent and its Affiliates do not exercise any direct control over the investment decisions of such Parent Pension Fund; and

c.

For the avoidance of doubt, the Company acknowledges and agrees that none of the restrictions contained in Paragraph 5 shall apply to any purchaser or transferee of Reimbursement Shares that is not an Affiliate of Parent.

7.    If (i) the Cash Reimbursement Date has occurred, (ii) (x) the Reimbursement Shares Closing has not yet occurred or (y) the Reimbursement Shares Closing has occurred but, due to the operation of the second sentence of Paragraph 4, less than all of the Reimbursement Shares were issued and delivered to Parent at the Reimbursement Shares Closing and (iii) the Company declares cash dividends other than normal semiannual cash dividends on the Common Stock (“Special Cash Dividends”), Parent shall be entitled to receive the portion of such Special Cash Dividends, without interest, upon the Reimbursement Shares Closing (or on such other date when all remaining Reimbursement Shares are issued and delivered to Parent in accordance with the last sentence of Paragraph 4) as if it held the Reimbursement Shares upon the record date of such Special Cash Dividends.

8.    Effective upon the Reimbursement Shares Closing, Parent and the Company shall enter into a customary agreement in respect of registration rights and restrictions on transfer relating to the Reimbursement Shares, which shall reflect the terms and restrictions set forth in Appendix A hereto.

9.    Effective upon the Reimbursement Shares Closing, Parent shall enter into a voting and proxy agreement with respect to the Reimbursement Shares pursuant to which Parent shall be obligated to vote (or exercise rights of consent with respect to) the Reimbursement Shares in accordance with the recommendation of the Board of Directors of the Company with respect to the applicable matter.

10.    The respective obligation of each party to effect the Reimbursement Shares Closing is subject to the satisfaction or waiver at or prior to the Reimbursement Shares Closing of each of the following conditions:

a.

(i) Any waiting period applicable to the issuance of the Reimbursement Shares under the HSR Act shall have expired or been earlier terminated and (ii) any Governmental Consent of Brazil applicable to the issuance of the Reimbursement Shares shall have been obtained (or the applicable waiting period shall have expired or been earlier terminated) (clauses (i)-(ii) collectively, the “Reimbursement Shares Required Governmental Consents”).

b.

No Governmental Entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the issuance of the Reimbursement Shares.

11. The obligation of the Company to effect the Reimbursement Shares Closing is also subject to the satisfaction or waiver by the Company at or prior to the Reimbursement Shares Closing of the following condition:

a.	Parent shall have paid to the Company the Reimbursement Fee in accordance with the terms of this Letter.

12. For purposes of this Agreement:

a.	“Associate” shall have the meaning assigned to such term under Rule 12b-2 under the Exchange Act.

b.

A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own,” any Company Securities: (i) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately, only after the passage of time, upon the satisfaction of one or more conditions (whether or not within the control of such Person), upon compliance with regulatory requirements or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing), upon the exercise of any conversion rights, exchange rights, subscription rights, warrants, options or other rights or otherwise, including any securities of the Company represented by “when-issued” trading thereof; (ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing); or (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of such Company Securities. The term “Beneficial Ownership” shall have a correlative meaning.

c.

“Company Security” shall mean (i) any Security or (ii) any Derivative Security, in the case of each of clause (i) and (ii), issued and outstanding as of the date of this Letter or issued after the date of this Letter.

d.

“Derivative Security” means (i) any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating the Company or any of its Subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Security or any security convertible into, or exchangeable for, any Security or (ii) any obligations measured by the price or value of any shares of any Security, in the case of each of clause (i) and (ii) immediately above, whether any of the foregoing is exercisable immediately, only after the passage of time or upon the satisfaction of one or more conditions.

e.

“Dollar Equivalent” shall mean, with respect to any amount in pounds sterling, the equivalent amount in U.S. dollars resulting from using the exchange rate set forth on the relevant Reuters currency page at or about 11:00 a.m. New York City time on September 21, 2018. In the event that such rate does not appear on any such Reuters page, the applicable exchange rate shall be determined by the Company and Parent by reference to a similar independent and internationally recognized publicly available service for displaying exchange rates.

f.	“Group” shall have the meaning assigned to such term under Section 13(d)(3) of the Exchange Act.

g.

“Reimbursement Fee” shall mean an amount in U.S. dollars equal to the Dollar Equivalent of (1) (x) the number of shares of Sky plc that the Company and its affiliates acquire in the Sky Acquisition, multiplied by (y) the amount by which the Approved Per Share Price exceeds £13.00 per share (the amount referred to in this clause (1), the “Principal Amount”), plus (2) interest and fees on such Principal Amount, which interest shall accrue at a rate per annum equal to the interest rate applicable to the Sky Debt from the date on which the Sky Acquisition is completed until the date on which the Reimbursement Fee is paid to the Company by Parent.

h.

“Reimbursement Shares” shall mean Class A Shares in amount equal to (1) the Dollar Equivalent of (x) the number of shares of Sky plc that the Company and its affiliates acquire in the Sky Acquisition, multiplied by (y) the amount by which the Approved Per Share Price exceeds £14.00 per share, divided by (2) the Reimbursement Shares Issuance Price; provided that, in the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares issued and outstanding prior to the Reimbursement Shares Closing as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution or any other dividend or distribution other than cash dividends, recapitalization, subdivision or other similar transaction, the definition of Reimbursement Shares shall be equitably adjusted to eliminate the effects of such event on the number of Class A Shares constituting Reimbursement Shares.

i.	“Reimbursement Shares Issuance Price” shall mean the VWAP of a Class A Share on Nasdaq on September 21, 2018.

j.

“Security” shall mean (i) the Common Stock or (ii) any other security of the Company issued and outstanding as of the date of this Letter or that the Company may issue from time to time after the date of this Letter.

13. This Letter will become effective, and shall supersede and replace the July 11 Letter in its entirety, at such time as Mr. Mayer, on behalf of Parent, approves in writing an Approved Per Share Price in excess of £14.00. For the avoidance of doubt, in no event shall Parent be obligated to pay the Reimbursement Fee hereunder unless and until this Letter becomes effective pursuant to the preceding sentence (and, for the avoidance of doubt, any reimbursement will instead be governed by the July 11 Letter).

14. Except as expressly set forth herein, this Letter shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Merger Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, which shall continue in full force and effect.

15. The provisions of Article VIII (Miscellaneous and General) of the Merger Agreement shall, to the extent not already set forth in this Letter, apply mutatis mutandis to this Letter.

[Remainder of Page Intentionally Blank]

Please indicate your understanding and agreement with the foregoing by signing a copy of this letter where indicated below and returning it to our attention.

Sincerely,

THE WALT DISNEY COMPANY

by	/s/ James M. Kapenstein
Name:	James M. Kapenstein
Title:	Associate General Counsel

Acknowledged and agreed,

TWENTY-FIRST CENTURY FOX, INC.

by	/s/ Janet Nova
Name:	Janet Nova
Title:	Executive Vice President and Deputy Group General Counsel

APPENDIX A

Restriction on Transfer and Registration Rights Summary Term Sheet

Restriction on Transfer

Lock-Up:

•  For as long as Parent owns any of the Reimbursement Shares, Parent shall not Transfer, directly or indirectly, any of the Reimbursement Shares, other than as set forth below (the “Lock-Up Restriction”); provided that, in the event that less than all of the Reimbursement Shares are issued and delivered to Parent at the Reimbursement Shares Closing due to the operation of the second sentence of Paragraph 4 of the Letter to which this Appendix A is attached (the “Letter”), the Lock-Up Restriction shall not apply with respect to a number of Reimbursement Shares (the “Transferable Shares”) such that, following the Transfer of such Transferable Shares, all remaining unissued Reimbursement Shares would be required to be issued to Parent pursuant to the last sentence of Paragraph 4 of the Letter.

Release of Lock-Up:

•  Commencing on the date that is 90 days following the Reimbursement Shares Closing, and upon the conclusion of each of the succeeding four 90-day periods (each of such five 90-day periods, a “Lock-up Period”), 1/5 of the Reimbursement Shares shall be released from the Lock-Up Restriction.

•  Transferable Shares shall be treated as Reimbursement Shares released from the earliest applicable Lock-up Period, and the existence or Transfer of Transferable Shares shall not accelerate the release from the Lock-up Restriction that would be applicable to any other Reimbursement Shares if no Transferable Shares had existed.

Registration Rights

Registrable Securities:

•  “Registrable Securities” means all Reimbursement Shares acquired by Parent upon the Reimbursement Shares Closing and any other Securities issued in respect thereof.

•  Registrable Securities shall cease to be Registrable Securities when:

•  a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement;

•  such Registrable Securities shall have been sold pursuant to Rule 144 or 145 (or any similar provision then in effect) under the Securities Act;

•  such Registrable Securities are eligible to be resold under Rule 144 without regard to the volume, manner of sale or public information requirements of such Rule; or

• such Registrable Securities cease to be outstanding.

Resale Shelf Registration Rights:

•  The Company shall file as promptly as reasonably practicable (but no later than 15 days after the Reimbursement Shares Closing) a Form S-3 registration statement (or a prospectus supplement to an existing Form S-3 registration statement) (in each case, a “Resale Shelf”) providing for the resale or other registered disposition of the Registrable Securities held by the Parent, and if the Resale Shelf is not declared automatically effective by the U.S. Securities and Exchange Commission, the Company shall use its commercially reasonable efforts to cause the Resale Shelf to be declared effective at the earliest possible date (but no later than 45 days after the filing date).

•  The Company will maintain the effectiveness of such Resale Shelf, and to the extent necessary file additional Resale Shelfs, for so long as Registrable Securities remain outstanding.

Demand Registration Rights:	• Parent shall be entitled to one demand registration for an underwritten offering during each 12-month period in which Parent holds Registrable Securities.

Cooperation:

•  The Company shall provide customary cooperation in connection with any registered, underwritten offering of Registrable Securities by Parent, including, but not limited to, entering into customary underwriting agreements, permitting Parent and its representatives to conduct customary due diligence in connection with such offering and using commercially reasonable efforts to obtain customary “comfort letters” from the Company’s independent public accountants and opinions from the Company’s outside counsel. The Company shall also provide reasonable cooperation in connection with the preparation of any marketing materials in connection with such underwritten offering but shall not, for the avoidance of doubt, be required to cause any employee to participate in any “roadshow” presentation to investors or investor calls or meetings in connection with the marketing of such offering. Parent shall have the right to designate the underwriters of any underwritten offering of Registrable Securities, subject to the consent of the Company (which shall not be unreasonably withheld, conditioned or delayed)..

Blackout Events:

•  The Company may postpone the filing or, the effectiveness of a Resale Shelf or any underwritten offering requested pursuant to a demand registration right if, based on the good faith judgment of the Company, such filing or, the effectiveness of a Resale Shelf or underwritten offering, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by the Company or any of its subsidiaries or (ii) require disclosure of information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which the Company believes would be detrimental the Company.

•  The Company may not exercise its delay rights more than two times in any 12-month period. Any such delay shall not be more than an aggregate of 90 days in any 12-month period and Parent shall not lose its related demand right if the offering is delayed solely as a result of such delay rights.

Piggyback Registration Rights:

•  Parent shall have piggyback rights with respect to its Registrable Securities to participate in underwritten offerings of the Company’s equity securities, whether for the Company’s own account or for the account of other of the Company’s equityholders.

Priority in Piggyback Registration Rights:

•  First, to securities that the Company proposes to sell;

•  Second, if the offering is being made pursuant to demand registration rights exercised by other equityholders of the Company, to the securities proposed to be sold by such equityholders; and

•  Third, to Parent with respect to its Registrable Securities.

Other Lock-Ups:

•  When holding Reimbursement Shares representing at least 3% of the total outstanding shares of the Company, Parent (whether or not participating in the offering) will enter into customary lock-up agreements (which shall be up to 90 days) in connection with any underwritten offering by the Company or another holder of the Company’s equity securities if requested by the managing underwriter(s) of such offering.

Expenses:

•  The Company shall not be liable for Parent’s out of pocket expenses in connection with any registration or offering of the Registrable Securities, including any fees or expenses of Parent’s counsel or any underwriting discounts or commissions payable in connection with any sale of Registrable Securities.

No Assignment:

•  Parent’s registration rights with respect to the Registrable Securities may not assigned to any other person and, for the avoidance of doubt, are not transferrable in connection with the Transfer of any Registrable Securities.